Michael T. Williams, Esq.
                               2503 W. Gardner Ct.
                                 Tampa FL 33611
                               Phone: 813.831.9348
                                Fax: 813.832.5284
                         e-mail: wmslaw@tampabay.rr.com


November 11, 2005

Megola, Inc.

Via e-mail

Re: Engagement Agreement

 Dear Sirs:

         This letter sets forth the terms by which this I will be engaged in connection with matters described below. I agree that the terms and conditions of the engagement shall be as set forth in this letter.

1. Engagement. I have been engaged as special counsel for Megola, Inc. (the "Company") to assist in the SEC reporting requirements.

The term of the engagement shall be for the period from December 1, 2005 to November 30, 2006.

2. Fees, Costs and Expenses. My fee shall be 375,000 shares of common stock. These shares will be registered on Form S-8 as soon as possible. I will prepare at my expense the S-8 registration statement and related legal opinion. The registration statement will only include my shares, unless otherwise mutually agreed in accordance with our firm's current policy. If at any time you terminate this agreement except for my material non-performance, all shares shall be fully vested and remain outstanding.

The Company shall be responsible for all out-of-pocket expenses in connection with this project, including, but not limited to, SEC and state filing fees, state blue sky fees and expenses, EDGAR fees, messenger, overnight courier, printing, travel, S&P, Transfer Agent, CUSIP, printing and blue sky counsel fees.

IT IS OF THE UTMOST IMPORTANCE FOR ME TO KNOW AT ALL TIMES THAT YOU ARE SATISFIED WITH THE SERVICES PROVIDED BY ME. So that there will always be full and open communication between me, and so that I may clearly understand and promptly deal with any concerns you may have about my services, you agree to let me know immediately in writing of any concerns you may have about the services I perform for you. If you wait to inform me of your concerns until a later time, it may no longer be possible for me to take any meaningful steps to address those concerns. At no time will I make any charge for time spent discussing such matters.

If there are any questions concerning this agreement, please contact the undersigned.

If it is agreed that the foregoing sets forth the conditions of my engagement, please sign the extra copy of this letter where indicated and return it.

                                                     Sincerely,



                                                     Michael T. Williams, Esq.

The above is understood and agreed to:

Megola, Inc.



By _____________________________________
      Joel Gardner, Authorized Officer